Exhibit 10.2
[Letterhead of Avon Products, Inc.]
April 23, 2012
Ms. Sherilyn S. McCoy
Chief Executive Officer
Avon Products, Inc.
Restricted Stock Unit Award
Dear Sheri:
Reference is made to your letter agreement (the “Letter”) dated as of April 4, 2012 with Avon Products, Inc. (the “Company”). The Letter provides for the grant to you by the Company of a time-based sign-on award of 200,000 restricted stock units. These restricted stock units are being awarded to you hereunder outside of the provisions of the Company's 2010 Stock Incentive Plan (the “2010 SIP”).
1.Grant of Restricted Stock Unit Award. Pursuant to the terms of the Letter, the Company hereby awards to you 200,000 Restricted Stock Units (the “RSUs”) representing the right to receive in the future 200,000 shares of the Company's common stock (the “Shares”). These RSUs are subject to the terms and conditions set forth below.

2.Nature of RSU; Issuance of Shares. These RSUs represent a right to receive Shares on the Vesting Date(s) (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof are met, then you shall be issued 20% of the total Shares represented by the RSUs on each of first, second, third, fourth and fifth anniversaries of your employment commencement date (“Vesting Date(s)”) or earlier as provided below. In lieu of issuance of Shares, the Company reserves the right to instead make a cash payment to you equal to the fair market value of the Shares determined as of the applicable Vesting Date (or earlier as provided below). The Company is not liable for any decrease of value of the Shares.

3.	Separation from Service.

(a)Severance Termination or Disability. If you incur a separation from service due to a Severance Termination (as defined in the Letter) or after incurrence of a Disability (as defined in the 2010 SIP), then your unpaid RSUs shall become fully vested and the Shares represented thereby shall be issued to you within sixty (60) days after such separation from service, unless you are a “specified employee” as defined in Section 409A of the Internal Revenue Code on the date of separation from service, in which case the Shares shall be issued on the earlier of the first day following six months after the separation from service date or your death.

(b)Death. If you die before the RSUs become fully vested, the unpaid RSUs shall become fully vested and the Shares represented thereby shall be issued to your designated beneficiary (or, if none, your estate) within sixty (60) days after death.

(c)Change in Control. Notwithstanding any other provision herein, in the event of a Change in Control, the vesting and payment of the RSUs shall be governed by the provisions of the 2010 SIP regarding a Change in Control, which are incorporated herein by reference, provided that a “Change in Control Good Reason” as defined in the 2010 SIP shall also include a material breach by the Company of the Letter for which you have provided notice to the Company within 90 days of the initial existence of such material breach and the Company has failed to cure within 30 days thereafter.

(d)Separation from Service Causing Forfeiture. All unvested RSUs are forfeited if you incur a separation from service from the Company (or any subsidiary by which you may be employed) prior to the Vesting Date(s) for reasons other than set forth in this Section 3.

4.Voting; Dividends. You shall not have the right to vote any of the Shares or the right to receive dividends on them prior to the date such Shares are issued to you pursuant to the terms hereof. However, you shall be entitled to “Dividend Equivalent Rights” so that you will receive a cash payment in respect of the Shares in amounts that would otherwise be payable as dividends in respect of the number of Shares represented by unpaid RSUs, when and as dividends are paid.

5.Non-Competition; Non-Solicitation; Confidentiality. You acknowledge and agree that you will be considered a “Selected Exempt Eligible Employee” within the meaning of the Company's Severance Plan and accordingly you will be subject to the noncompetition and nonsolicitation provisions described under Sections 5.5 and 5.6 of the Severance Plan which are incorporated herein by reference. In addition, you shall be subject to the confidentiality provisions of the Letter.

In the event that the Company determined that you have breached any term of this Section 5 or any non-disclosure, non-compete or non-solicitation covenant set forth in any other Company program or policy applicable to you, in addition to any other remedies the Company may have available to it: (i) all unvested RSUs granted hereunder shall be forfeited; (ii) if Shares have been delivered to you in respect of vested RSUs hereunder, then you shall forfeit and return all such Shares so issued to you hereunder; and (iii) if cash has been paid to you in lieu of Shares in respect of vested RSUs hereunder, you shall pay to the Company all such cash so paid in lieu of Shares; provided, however, that if you no longer hold Shares issued to you hereunder, then you shall pay to the Company in cash the fair market value of any such shares on the date such Shares were issued to you hereunder.
6.Compensation Recoupment Policy. The RSUs and the Shares issued (or the cash payment if the Company elected, instead of Shares, to make a cash payment equal to the fair market value of the Shares) in respect of vested RSUs hereunder are subject to the Company's Compensation Recoupment Policy, as it is amended from time to time.

7.Application of Laws. The granting of these RSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations. These RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered. The Company shall not be required to issue or deliver any Shares hereunder unless the issuance and delivery thereof complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended (the

“Securities Act”), the Securities Exchange Act of 1934, as amended, and the requirements of the stock exchanges on which the Shares may be listed. Notwithstanding anything contained herein to the contrary, in the event the disposition of the Shares is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, the Shares shall be restricted against transfer to the extent required by the Securities Act.

8.Grantee Acknowledgements. You acknowledge and agree as follows:

(a)the execution and delivery hereof and the granting of the RSUs hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ you for any specific period;

(b)the award of RSUs hereunder does not entitle you to any benefit other than specifically granted hereunder, nor to any future grants. Any benefits granted hereunder are not part of your compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any of its subsidiaries;

(c)nothing herein shall confer upon you any right to continue in the service of the Company or a subsidiary or interfere in any way with their right to terminate your employment at any time, subject to applicable law and contractual obligations;

(d)neither the Company nor any subsidiary is providing any tax, legal or financial advice or making any recommendation regarding the RSUs or the Shares; and

(e)in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises from the forfeiture of RSUs in accordance with the terms hereof or diminution in value of the RSUs or the Shares and you irrevocably release the Company and its subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the RSUs, you shall be deemed irrevocably to have waived your entitlement to pursue such a claim.

9.Taxes. You irrevocably elect to satisfy any tax withholding required by the Company or its subsidiaries on the date of delivery of any Shares hereunder or on any earlier date on which such tax withholding may be due (“Tax Liability”) by authorizing the Company and any of its subsidiaries to withhold a sufficient number of Shares or cash in lieu thereof from the RSUs or your wages or other compensation to fully satisfy the Tax Liability. Furthermore, you agree to pay the Company or its subsidiaries any amount of the Tax Liability that cannot be satisfied through one of the foregoing methods.

Notwithstanding the foregoing, if, on the applicable Vesting Date or on any earlier date on which the Tax Liability may be due, the delivery of Shares is not made because of Internal Revenue Code Section 409A requirements or for some other reason, you hereby irrevocably elect to satisfy the Tax Liability due on the applicable Vesting Date or on any earlier date on which such taxes may be due with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to fully satisfy all the Tax Liability.
Apart from any withholding obligations that may apply to the Company and/or its subsidiaries, you acknowledge and agree that the ultimate responsibility for the Tax Liability is and remains with you. You further acknowledge that: (x) the Company and its subsidiaries make no representations or undertakings regarding the Tax Liability or the receipt of any dividends; (y) the Company and its subsidiaries do not commit to structure the terms of the grant or any other aspect of the RSUs to reduce or eliminate the Tax Liability; and (z) you should consult a tax adviser regarding Tax Liability.
You further acknowledge that the Company shall have no obligation to deliver Shares until the Tax Liability has been fully satisfied by the Company.

10.
Section 409A. This agreement will be interpreted in a manner to comply with the requirements of Internal Revenue Code Section 409A, including delaying payments to a “specified employee” during the six month period following a separation from service to the extent such payment is being made on account of such separation from service, but only to the extent required by Internal Revenue Code Section 409A. The term “separation from service” as used herein shall mean a separation from service as set forth in Internal Revenue Code Section 409A. In no event shall the Company, any of its affiliates, any of its agents, or any member of the Board have any liability for any taxes imposed in connection with a failure to comply with Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, you and the Company, by its duly authorized officer, have executed this Restricted Stock Unit Award.

AVON PRODUCTS, INC.

By:	/s/ Lucien Alziari	/s/ Sherilyn S. McCoy
	Title: SVP, HR	SHERILYN S. McCOY